Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 3, 2014--Golden Enterprises, Inc.’s  (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 23, 2014 to stockholders of record on April 14, 2014.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ending February 28, 2014 were a loss of ($.05) per share compared to $.04 for the thirteen weeks ending March 1, 2013.

Net sales for the quarter were $32.1 million vs. $33.6 million, a decrease of 4%. Unusual snow and ice events negatively impacted sales in late January and early February as well as lost distribution from a convenience chain account. Net Sales year to date were $100.8 million this year, vs. $101.5 million, last year, a decrease of 1%.

During the third quarter a pre-tax $1 million restructuring charge was recognized. This restructure charge was done in anticipation of improved operational efficiencies from the implementation of the Infor/Lawson ERP (enterprises resource planning) System (“ERP System”). This restructuring was implemented in the third quarter through a voluntary retirement package given to a qualified group of employees. Including this charge, Golden Enterprises showed a loss for the quarter of $560,853.

For the thirty-nine weeks ending February 28, 2014 basic and diluted income per share was $.02 per share compared to $.14 per share for the thirty-nine weeks ending March 1, 2013. Earnings year to date are $236,871 this year vs. $1,584,781 last year.

The ERP System began in 2011 as a $3 million purchase for software and implementation. Additional purchases of computer hardware, modifications to the Infor/Lawson software, along with the delayed implementation of the ERP System, have cost an additional $5 million. The ERP System went into the full implementation phase “go-live” beginning February 8, 2014. We expect to receive efficiency benefits from the ERP System beginning in FY 2015. The costs of the ERP System above the $3 million have been paid out of operational cash. Full depreciation of the ERP System will begin in the fourth quarter of FY 2014.

The following is a summary of net sales and income information for the thirteen weeks and thirty-nine weeks ended February 28, 2014 and March 01, 2013.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 28,	March 1,	February 28,	March 1,
	2014	2013	2014	2013
Net sales	$32,140,922	$33,641,238	$100,769,083	$101,533,313

Income before income taxes	(906,628)	850,400	580,627	2,919,694
Income taxes	(345,775)	378,012	343,756	1,334,913
Net (loss)/income	$(560,853)	$472,388	$236,871	$1,584,781

Basic and diluted income per share	$(0.05)	$0.04	$0.02	$0.14

Basic and diluted weighted shares outstanding	11,732,632	11,732,632	11,732,632	11,733,775

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132